EXHIBIT 99.1

PR NEWS RELEASE

Gateway Energy Corporation	Contact:	Nancy S. Block
500 Dallas Street, Suite 2615		(713) 336-0844
Houston, TX 77002

FOR IMMEDIATE RELEASE:

GATEWAY ENERGY CORPORATION ANNOUNCES LETTERS OF INTENT FOR $12 MILLION FINANCING

HOUSTON, TEXAS, March 12, 2004.  Gateway Energy Corporation (‘GEC”) today announced that it has entered into Letters of Intent with The InvestLinc Group, a Chicago based financial company focused on emerging growth businesses (“InvestLinc”) under which InvestLinc will assist GEC in raising approximately $12 million through a combination of a secondary offering of GEC’s common stock and the formation of a limited liability company (“LLC”) funded by GEC and capital from InvestLinc.

The secondary offering is intended to raise approximately $3 million net to GEC.  It will be structured as a rights offering under which current GEC stockholders will be offered the opportunity to acquire the stock before it is offered to others through InvestLinc’s dealer network.  Proceeds from the offering are to be used to pay down debt and to invest in the LLC.

The LLC is expected to be funded with $1.5 million from GEC and $8.5 million in equity from InvestLinc sources.  These funds will be used by the LLC to invest in high nitrogen natural gas (“HNNG”) projects initially in the continental United States.  GEC will manage the LLC and develop the HNNG projects.  GEC’s ownership interest in the LLC will be at least 20%.  GEC will have the opportunity to increase its ownership interest above 20% by making the capital investment described earlier and based on the performance of the LLC over time.

Closing of the secondary offering and funding of the LLC are expected to occur in late July or early August 2004.

Michael Fadden, Gateway’s CEO, stated, “We are pleased to announce this relationship with InvestLinc.  Closing of these two transactions will provide growth capital that we have been seeking to enable us to pursue opportunities to acquire and develop sub-quality (high nitrogen) natural gas reserves and use our licensed technology to remove the nitrogen.  After nitrogen removal the produced gas will meet pipeline quality specifications and can be marketed in a very favorable natural gas price environment resulting from declining domestic natural gas production.  Furthermore, the LLC vehicle can be used as a conduit for additional capital as we achieve greater market penetration.”

Mr. Fadden cautioned that the closing of the two transactions is subject to several conditions, including InvestLinc’s securing of at least $8 million for the LLC.

Gateway Energy Corporation (OTCBB: GNRG) owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore in Texas and federal waters of the Gulf of Mexico.  The Company also owns the exclusive U.S.

license for a state-of-the-art, patented process for the rejection of nitrogen from natural gas streams.

This press release includes forward-looking statements that involve risks and uncertainties such as are detailed from time to time in the Company’s SEC filings.  Actual results may differ materially from management expectations.

This press release does not constitute an offer of any GEC securities for sale.  The offering will be conducted solely through a prospectus included in an effective registration statement with the Securities and Exchange Commission.

Contact: Nancy S. Block – Manager of Investor Relations and Administration, (713) 336-0844.

Website: www.gatewayenergy.com

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